Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Yumanity Therapeutics, Inc. of our report dated March 10, 2020 relating to the financial statements of Proteostasis Therapeutics, Inc., which appears in Proteostasis Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

February 3, 2021